Exhibit 99.2

Guided Therapeutics Third Quarter 2015 Conference Call Script

Participants: Gene Cartwright, Charles Rufai, Robert Haag

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Earnings Call Script:

Conference Specialist Opening Speech: Read by conference call Company’s operator

Welcome to the Guided Therapeutics Third Quarter 2015 Financial Results Conference Call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the call, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

And now I would like to now turn the call over to Robert Haag, Managing Director at IRTH Communications.

Robert…..

Robert Haag

Thank you.

Guided Therapeutics appreciates everyone's participation and respecting that, to be more efficient with your time the Safe Harbor statements will be read following the Q&A. With us today are Guided Therapeutics CEO, Gene Cartwright and the Company’s Controller, Charles Rufai, CPA. Now I would like to turn the call over to Mr. Cartwright, go ahead Gene….

Gene….

Gene Cartwright

Thank you Robert. Hello everyone and thank you all for joining our call today.

First, I would like to thank you all for your continued support of the company. I would like to stress that the results we generated in the third quarter of 2015 are not indicative of the kind of results we expect to produce going forward. Our fourth quarter orders are very strong and we believe that as of this quarter the business has reached a positive inflection point and a positive trend that will continue. We plan to ship more than $300,000 in product the month of November and more than $430,000 in product in December. We plan to end the quarter with revenue in excess of $750,000 barring any unforeseen event. We expect to achieve sales of $1.1 million for the year, about a 30% increase vs 2014.

We expect our sales to continue to build with contracted orders totaling $4.4 million in 2016 from Turkey alone. We project our sales for 2016 to be $5 million which does not count sales that we expect to get from Kenya and Nigeria.

As we’ve stated before, we are focused on growing our sales in the developing world for primary screening for cervical cancer. The opportunities are very large and the clinical need is very significant.

Typically less than 10% of women in these countries get screened for cervical cancer today. That is because the Pap smear requires laboratory infrastructure and trained readers and HPV is both complex and expensive for these countries.

Our technology is a Point of Care product. We give a result in about a minute at the point of care. We don’t take a sample and we don’t need a laboratory. And importantly, our product does not have to be used by a doctor. A nurse or midwife can use our product. We have found based on our experience that it takes no more than 5 patients for a user to feel that they have been trained. It’s a very simple product to use.

There are four large cancer screening markets: Colonoscopy, Mammography, PSA and the Pap Smear or HPV. These markets are very large because you’re testing normal people not just people with disease.

We are very fortunate to have this type of multibillion dollar opportunity. In addition, as I’ve already stated, the clinical need is very high in the developing world due to lack of adequate screening today. Lastly, this is also a political issue for governments in these countries.

Our first success in implementing this strategy has been in Turkey, where our distributor has secured a three plus year contract that is valued at $14 million for our company. This order is the result of a large clinical study that they did using our product for primary cervical cancer screening.

We began shipping orders for that contract in September and plan on shipping 21 LuVivas and 40,000 disposable Cervical Guides by the end of 2015. In 2016, the numbers will increase to 150 LuVivas and 275,000 Cervical Guides. The 275,000 cervical guides represent only 10% of what sales could eventually grow to be in Turkey over time. This is based on our estimate that the market opportunity is to screen up to 50% of the age appropriate women once every 3 years, which would be approximately 3 million women per year in Turkey alone.

Along with our distributor, we have worked long and hard on this deal. It demonstrates the time and effort required securing government contracts, but given the significant returns, it is something that we believe we should continue to focus on.

We believe that our next major market opportunities are in Africa, Asia, Southeast Asia and Latin America. In markets that we have identified as key prospects – Kenya, Indonesia, Nigeria and Bangladesh – work is already underway and we expect the process to follow a similar path as we saw in Turkey, with the potential returns to be as strong.

For example,

  In Kenya – We are working closely with our distributor and both the national and local county governments to make LuViva a key part of screening for cervical cancer.

  In Indonesia Where we shipped four LuVivas with another on the way before the end of the year, our distributor is working with the national and provincial healthcare systems to roll out a screening pilot program. Indonesia is the fourth most populous country in the world.

  In Nigeria, Professor Issac Adewole was appointed Minister of Health this week. Dr. Adelwole is an early proponent of the benefits of using the LuViva He conducted the first clinical trial of the product in Africa and we believe his appointment is a positive development for the Company. When he presented the study results to the Society of Gynecology and Obstetrics of Nigeria just about a year ago, he said: In addition to the accuracy displayed in the study, LuViva is painless and results are immediate, important attributes for the patient and healthcare provider, particularly in rural communities.”

  In Bangladesh – We have sold eight LuVivas to the government and we hope to expand to about 60 medical facilities nationwide after a successful pilot program.

In addition, we are working in several other developing countries around the world to establish LuViva as a primary tool for screening for cervical cancer. However, as a small, emerging company, we must prioritize efforts. We cannot spread our resources too thinly. In all cases, we are working with a distributor who is on the ground and helping to lay the groundwork for us so that our internal team can focus on the near-term opportunities.

This second group of countries is not as far along as Kenya, Nigeria, Indonesia and Bangladesh, but we are starting efforts here.

  Mexico – We are conducting a series of screening pilot programs with the national healthcare provider in rural clinics that see thousands of women in week-long campaigns. In Mexico, cervical cancer is the third most frequently reported malignancy among women.
  China – We recently announced that we are negotiating with three groups for rights to sell LuViva in China and other Asian markets, seeking an upfront licensing fee with ongoing royalties in exchange for exclusive right to market and sell LuViva and its single-patient-use disposables.
  India – In India we are talking to a large international Healthcare company regarding distribution there. Two of the most populous countries in the world, China and India, are countries in which we would like to start distribution soon.

We are certainly not ignoring the sales opportunities in the developed world. We continue to do evaluations in Canada and Europe for the triage use of the product. The data from these studies continues to support our claim that we can reduce unnecessary biopsies by approximately 30%. We will support ongoing activities in these areas, but as I’ve stated already our main focus in the near term will be in the developing world for the screening use for the product.

As you know, we have rescheduled our next meeting with the FDA to be on November 30th due to our need to have two critically important physicians attend. Both have worked with our product extensively and both are past presidents of the American Society of Colposcopy and Cervical Pathology.

Our goal for the meeting is to set a slightly lower sensitivity target for approval than the 99% previous target. This new sensitivity target of 95% would be the same that we have for our approval in Canada, Mexico and the CE Mark. The physicians will support our recommendation for this slightly reduced sensitivity target. We will then discuss plans with the FDA for additional studies which they have recommended. As I’ve said in the past, I believe that we will get FDA approval but that approval is more than one year away.

As a reminder, we estimate that the U.S. market is less than 20% of the total worldwide opportunity for our product.

As you know, we sell through distributors around the world. That means that as our sales grow, our sales and marketing costs do not grow. That means that we can hit cash flow breakeven with relatively small sales.

We are focused on the combined targets of rapidly growing sales and cash flow breakeven on a monthly basis. The large contract with Turkey gets us part way there. We believe that with an additional large deal or two we will be able to achieve cash flow breakeven.

We will continue to look for opportunities to reduce our costs even as we grow. We have reduced cost by over 20% vs the prior year, but will continue to look for ways to make further reductions, if possible.

We have stated that we need to raise additional funds by the end of this year. We are in those discussions/negotiations now. Our order of preference for bringing in additional cash are:

1)	Revenue from sales
2)	Leveraging existing assets such as licensing
3)	Partnering with large multi-national companies
4)	Loans
5)	Lastly, equity financing

Because these activities are ongoing, I’m not able to provide much more detail on those discussions at this time.

With that I’ll turn it over to Charles.

Charles Rufai:

Thanks Gene. Good morning everybody.

We reported sales revenue from the sale of LuViva devices and disposables for the three months ended September 30, 2015 of approximately $94,000. Sales revenue from the sale of LuViva devices and disposables for the three months ended September 30, 2014 was approximately $262,000. Contract and grant revenue decreased to approximately $8,000 for the quarter ended September 30, 2015, from approximately $22,000 for the same period in 2014.

Related costs of goods sold were approximately $230,000 for the 2015 quarter, of which approximately $111,000 was related to overhead variances, which resulted in a gross loss for the device and disposables of approximately $136,000. By comparison, related costs of goods sold were approximately $260,000 in the third quarter 2014, which resulted in a gross loss on the devices and disposables of approximately $2,000.

General and administrative expenses decreased to approximately $1.1 million in the third quarter of 2015 compared to about $1.4 million in the third quarter of 2014. A decrease of about 21%.

Sales and marketing costs increased to $187,000 in 2015 versus $135,000 in the same quarter of 2014.

As a result, for the third quarter of 2015, the loss from operations was approximately $1.8 million as compared to about $2.4 million for the same period in 2014. In addition, other income and expense for the 2015 period was approximately $353,000 compared to about $557,000 of expenses in 2014.

In the quarter just ended, we had dividends on our preferred stock and deemed dividend expenses of approximately $545,000. This contributed to a net loss, attributable to common stockholders for the three months ended September 30, 2015 of about $2.7 million or ($0.02) per diluted share versus approximately $3.0 million or ($0.04) per diluted share for the same period in 2014.

We ended the quarter with cash of approximately $172,000 compared to about $162,000 at the end of our fiscal year ended December 31, 2014. We used approximately $3.6 million of cash in operating activities during the first nine months of 2015 compared to about $4.8 million in the comparable period of 2014. Non-cash adjustments included a recovery of approximately $710,000 related to the change in fair value of warrants and expenses of about $1.2 million related to non-cash stock based compensation.

Subsequent to the close of the quarter, we received net cash of approximately $583,000 to complete our Series C preferred Stock transaction started on June 29, 2015.

Furthermore, we have received about $158,000 cash in advance from our distributor, towards the Q4, 2015 sales revenue.

I would like to turn the call over to Gene for closing remarks.

Gene Cartwright

Thanks Charles. As of this, the fourth quarter, we are confident that we have hit a positive inflection point with the business which we believe we will carry forward.

We expect sales to grow by over 30% from 2014 to 2015 and our estimate for 2016 is $5 million, with over $4 million of that contractually committed.

We are far along with discussions with additional countries for primary cervical cancer screening and are confident that our sales will continue to grow. At the same time, we will continue to look for ways to reduce our costs in order to achieve cash flow breakeven on a monthly basis as soon as possible.

It’s rare to have such a big market opportunity coupled with such a high clinical need. We look forward to significant future growth.

We would now like to open up the call for questions.

Q&A Session: OPERATOR

Operator That concludes the Q&A. I would now like to turn over to Mr. Robert Haag, Managing Director and Partner at IRTH Communications, who will read the Safe Harbor Statement. Robert…

Final Remarks: Robert Haag

Thank you everyone. I would like to remind you that in this call, management’s prepared remarks contained forward-looking statements, which are subject to risks and uncertainties, and management may have made additional forward-looking statements during the question and answer session.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors not limited to, general economic and business conditions, competitive factors, changes in business strategy or development plans, the ability to attract and retain qualified personnel, and changes in legal and regulatory requirements. In addition, any projections as to the Company’s future performance represent management’s estimates as of today, November 13, 2015. Guided Therapeutics assumes no obligation to update these projections in the future as market conditions change.

The Company has filed its 10Q with the SEC and issued a press release announcing its financial results, so participants in this call who may not have already done so, may wish to look at those documents as we provide a summary of the results we discussed on today’s call. Today’s call may have included non-GAAP financial measures. When required, a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in today’s press release which is also available at www.guidedinc.com.

So with that, I would like to thank all Guided Therapeutics shareholders for their participation on today’s call and their support for the Company. This concludes the Guided Therapeutics 2015 third quarter conference call.